EXHIBIT 99.1
CONTACT:
Investor Relations:
Financial Dynamics
Melissa Myron/Lila Sharifian
(212) 850-5600

                   TAG ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

     - BARRY AVED NAMED CEO AND PRESIDENT - - CORAZON REYES APPOINTED CFO -

LOS ANGELES, Aug. 2, 2004 -- Tarrant Apparel Group (Nasdaq: TAGS), a leading provider of private label and private brand casual apparel, today announced appointments to the positions of Chief Executive Officer and Chief Financial Officer.

Barry Aved has been promoted to Chief Executive Officer, effective immediately. Mr. Aved will retain his current role as President and will be responsible for day-to-day operations of the Company. Gerard Guez, the Company's current Chairman and Chief Executive Officer, will continue to serve as Chairman of the Board.

"Since he assumed the role of President in September 2003, Barry has been integral to the management and operation of our company," said Gerard Guez, Chairman of Tarrant Apparel Group. "In recognition of his contributions, we are pleased to promote him to the role of Chief Executive. I look forward to continuing to provide strategic input and oversight as the Company's Chairman of the Board, a position I have held since 1995."

Additionally, Corazon Reyes, a 16-year Company veteran, will assume the post of Chief Financial Officer, effective August 16, 2004. Ms. Reyes will be replacing Patrick Chow, the Company's current Chief Financial Officer. Mr. Chow will be stepping down for personal reasons; however he will act as a consultant during a transition period.

"First and foremost, we'd like to thank Patrick for his many years of service to Tarrant Apparel," commented Mr. Guez. "We will have an orderly and seamless transition as Barry and Cora take on their new duties. I've worked closely with both of them so I'm extremely confident in their respective management capabilities, and look forward to their future contribution to the growth and success of the Company."

With over 40 years of experience in the retail industry, Mr. Aved, 61, has been involved in various aspects of the apparel business including purchasing, product development, merchandising, sourcing, and executive management. Mr. Aved has served as a Director of Tarrant Apparel Group since 1996 and as President of the Company from 1999 until 2000 as well as from 2003 until the present. Prior to joining Tarrant Apparel Group, Mr. Aved held the position of CEO at Lerner New York. Earlier in his career, he was CEO at Brooks Fashion Stores and President of Ormond Stores, Inc.


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Ms.  Reyes,  60, has held various  positions at Tarrant  Apparel Group since its inception in 1988. Ms. Reyes has served as Secretary of the Company since 1988 and as Executive Vice President since 1997. In 2000, she was appointed Chief Operating Officer of the Company's Mexico operations. Previously, Ms. Reyes served as Controller from 1988 until 1994, Chief Operating Officer from 1994 to 1999, and Director from inception until 1999. Ms. Reyes has also served as a Director of Tarrant HK since 1988.

Forward-looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.